UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 3, 2012

Commission File Number:  00023017

Echo Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
41-1649949
(IRS Employer Identification No.)

8 Penn Center, 1628 JFK Blvd, Suite 300, Philadelphia, Pennsylvania 19103
(Address of principal executive offices)

215-717-4100
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2012, the Company entered into an Amended and Restated License Agreement (the "Agreement") with Ferndale Pharma Group, Inc. ("Ferndale"). The Agreement amended and restated the License Agreement (the "Original Agreement") that the Company entered into with Ferndale on May 27, 2009. Unless otherwise defined herein, all capitalized terms below have meanings as defined in the Agreement.

Under the Agreement, the Company granted an exclusive license to Ferndale in the Territory (as defined below) to develop, assemble, use, market, sell and export the Company's Prelude(R) SkinPrep System ("Prelude") with Benzalkonium Chloride for skin preparation and topical 4% lidocaine cream (collectively "the Products") for the temporary disruption of the outer layer of skin prior to the application of a topical anesthetic or analgesic cream, for local dermal anesthesia or analgesia prior to a needle insertion or IV procedure (the "Field"). The "Territory" includes the United States, Canada, Mexico and the United Kingdom, as in the Original Agreement, and the following additional countries: Australia, New Zealand, Switzerland, certain other European countries, and the countries of South America.

The Agreement indicates that the Company received an upfront payment upon execution of the Original Agreement, and provides that the Company will receive a milestone payment within ninety (90) days after Ferndale's receipt of approval necessary for the marketing and commercial sale of Prelude or the Products in the Field in certain countries of the Territory. The Company will also receive milestone payments based on Ferndale's achievement of certain net sales targets of the Product Components. During the term of the Agreement, Ferndale will pay the Company an escalating royalty on net sales of the Product Components, and is required to pay guaranteed minimum annual royalties for certain countries in the Territory commencing on the date of first Commercial Sale in such country.

Pursuant to the terms of the Agreement, Ferndale remains responsible for all product development fees and costs, all regulatory filings, and commercialization of the Products for use in the Field in the Territory. Ferndale has the ability to sublicense its rights under the Agreement, subject to certain conditions. The Company shall not during the term of the Agreement conduct, fund, license or participate in the development, distribution or commercialization in any country in the Territory of a product that competes with the Products, except for certain retained technologies of the Company.

Until July 3, 2013, and upon payment of an option fee, Ferndale has a right of first negotiation to obtain an exclusive license to develop, assemble, use, market, sell, import and export a combination of lidocaine and Azone TS(TM), the Company's proprietary transdermal drug reformulation technology. Upon the exercise of the option, the parties will exclusively negotiate the terms of the exclusive license for ninety (90) days. If the parties fail to enter into the license within such ninety (90) day period, Ferndale will have no further right to the combination of lidocaine and Azone TS(TM), and the Company will have the right to license the combination of lidocaine and Azone TS(TM) to another party.

The term of the Agreement shall extend on a country-by-country basis until the later of (i) the tenth anniversary of the first Commercial Sale within the scope of the Field in such country or (ii) expiration of the last to expire of the Patents in such country. Upon the expiration of the Agreement, Ferndale shall have a paid-up license and shall continue to have all rights under the Agreement, but shall have no obligation to pay the Company any further royalties on sales of the Products. Upon any material breach or default under the Agreement, the non-breaching party may terminate the Agreement upon thirty (30) days' written notice to the breaching party, provided that the breaching party does not cure such breach or default during the notice period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Echo Therapeutics, Inc.

Date:   July 10, 2012
By:	/s/ Patrick T. Mooney

Name: Patrick T. Mooney
Title: President and Chief Executive Officer